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One Financial Way Cincinnati, Ohio 45242

Ohio National Fund, Inc.	Post Office Box 237 Cincinnati, Ohio 45201-0237

March 2010

Dear Variable Contract or Policy Owner:

As a variable contract or policy owner with contract or policy values allocated to Ohio National Fund’s Mid Cap Opportunity Portfolio, you are receiving this Information Statement regarding a change in sub-adviser and a new Sub-Advisory Agreement with Goldman Sachs Asset Management, L.P., dated December 16, 2009.

This statement is being sent for your information only; no action is required of you.

As always, we thank you for your confidence and support.

Sincerely,

John J. Palmer
President

OHIO NATIONAL FUND, INC.
(the “Fund”)
One Financial Way
Montgomery, Ohio 45242

INFORMATION STATEMENT

New Sub-Adviser and Sub-Advisory Agreement
For Mid Cap Opportunity Portfolio

This Information Statement is being distributed in connection with a change in sub-adviser and a new Sub-Advisory Agreement, dated December 16, 2009, for the Mid Cap Opportunity Portfolio between Ohio National Investments, Inc. (the “Adviser”) and Goldman Sachs Asset Management, L.P. (“GSAM”). GSAM became the new sub-adviser for the Portfolio effective December 18, 2009. This Information Statement is first being sent to shareholders of the Mid Cap Opportunity Portfolio (the “Portfolio”) on or about March 15, 2010.

The Fund is distributing this Information Statement solely for your information. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Advisory Agreement

The Adviser serves as investment adviser to the Portfolio pursuant to an amended and restated Advisory Agreement between the Adviser and the Fund, dated August 14, 2006. The Advisory Agreement allows the Adviser to delegate its investment management services with respect to the Portfolio to a sub-adviser. The Board of Directors last approved the renewal of the Advisory Agreement at a meeting held on November 19, 2009. The Advisory Agreement was approved by the shareholders on August 11, 2006.

There is no change in the Advisory Agreement or the advisory fee rate paid by the Portfolio’s shareholders in connection with the change in sub-adviser. As compensation for its services to the Portfolio, the Adviser receives monthly fees from the Portfolio at the following annual rates on the basis of the Portfolio’s average daily net assets during the month for which the fees are paid:

0.85% of first $100 million
0.80% on next $100 million
0.75% of next $300 million
0.70% over $500 million

For the fiscal year ended December 31, 2009, the Adviser received $600,967 in advisory fees for management of the Portfolio, which was 0.85% of the Portfolio’s average daily net assets.

New Sub-Advisory Agreement

Pursuant to an Exemptive Order received from the Securities and Exchange Commission (“SEC”), the Adviser may change sub-advisers or hire new sub-advisers for the Fund’s portfolios without obtaining shareholder approval if the sub-advisers are not affiliates of the Adviser. Pursuant to that Exemptive Order, the Fund’s Board of Directors approved a new Sub-Advisory Agreement for the Portfolio with GSAM at a meeting held on November 19, 2009. The shareholders generally authorized the Adviser to enter into sub-advisory agreements pursuant to the Exemptive Order on April 30, 2002.

The terms of the new Sub-Advisory Agreement are the same in all material respects as the prior agreement with RS Investment Management, Co. LLC (“RS Investments”). At a Board meeting held on August 20, 2009, the Adviser recommended that RS Investments be replaced as sub-adviser for the Portfolio because the Portfolio’s performance had been poor for several years, and the Board of Directors approved the renewal of the agreement with RS Investments until a new sub-adviser was selected by the Adviser and approved by the Board. At a Board meeting held on November 19, 2009, after the approval of the new Sub-Advisory Agreement with GSAM, the

Board renewed its approval of the continuance of the prior agreement with RS Investments until GSAM began managing the Portfolio.

The following is a brief summary of the material terms of the Sub-Advisory Agreement, which is attached as Appendix A. You should read Appendix A for a complete understanding of the Sub-Advisory Agreement.

The Sub-Advisory Agreement provides that GSAM will, among other things:

(1) provide investment advice and recommendations to the Portfolio with respect to the Portfolio’s investments consistent with the Portfolio’s investment policies and restrictions;

(2) arrange for the purchase and sale of the Portfolio’s securities;

(3) provide, at its expense, all necessary investment and management facilities; and

(4) provide periodic reports regarding the investment service provided to the Portfolio.

There is no change in the sub-advisory fees paid by the Adviser in connection with the change in sub-adviser. These fees are paid from the Adviser’s assets and do not affect the Portfolio’s expenses. The sub-advisory fees are calculated as a percentage of the Portfolio assets managed by GSAM based on the following schedule:

0.60% of first $100 million
0.55% on next $100 million
0.50% over $200 million

For the fiscal year ended December 31, 2009, the Adviser paid $423,994 in sub-advisory fees, which was 0.60% of the Portfolio’s average daily net assets.

Information About the Sub-Adviser

GSAM is located at 200 West Street, New York, New York 10282. GSAM has been registered as an investment adviser with the SEC since 1990 and is an affiliate of Goldman, Sachs & Co. (“Goldman Sachs”). As of December 31, 2009, GSAM, including its investment advisory affiliates, had assets under management of over $753.4 billion. Founded in 1869, Goldman Sachs is a leading global investment banking, securities and investment management firm.

GSAM is a Delaware limited partnership. The Goldman Sachs Group, Inc. is the general partner and Goldman Sachs Global Holdings, LLC is the limited partner. The Goldman Sachs Group, Inc. is a Delaware corporation. Advisory services are provided by GSAM. The Goldman Sachs Group, Inc. is located at 200 West Street, New York, New York 10282.

GSAM acts as investment adviser or sub-adviser to the funds listed in the table below, each of which has similar investment objectives to that of the Portfolio. GSAM did not waive or reduce its compensation for any fund shown in the table as of December 31, 2009.

	Net Assets as of	Annual Fee Rate as a	Relationship
	December 31, 2009	Percentage of Average	(Adviser or
Fund	(Millions)	Annual Assets	Sub-Adviser)

Goldman Sachs Growth Opportunities Fund	$2,733.1 mm	1.00% on first $2 billion 0.90% on next $3 billion 0.86% on next $3 billion 0.84% thereafter	Adviser
Representative Account #1	$439.9 mm	0.28% on first $1 billion 0.25% thereafter	Sub-adviser
GSAM ADV Fee Schedule		0.85% on first $25 million 0.75% on next $25 million 0.70% on next $50 million 0.65% thereafter	N/A

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GSAM defines comparable client fund as a sub-advised mutual fund registered under the Investment Company Act of 1940 with a comparable strategy to the Portfolio. GSAM does not include hedge funds, separate accounts, pension funds, institutional funds, or any other type of investment fund for which GSAM provides investment advisory services in this definition.

Because hedge funds, separate accounts, pension funds, institutional funds and other types of investment funds have different sizes, levels of complexity, services provided and overhead costs than the types of accounts stipulated in the sub-advisory agreement with the Adviser, they have been excluded from the above definition of comparable funds. For reference the GSAM Form ADV Fee Schedule is included.

As stated above, the sub-advisory fees negotiated with GSAM are a function of the size of the mandate, the applicable benchmark, investment guidelines and the level of servicing required. GSAM believes the current fees paid to GSAM as sub-adviser for the Portfolio are appropriate based on these factors and in light of the quality of the services provided.

The following are the names and principal occupations of the principal executive officers and directors of The Goldman Sachs Group, Inc. The address of each such person is 200 West Street, New York, NY 10282.

Name and Position	Name of Company	Connection with Other Company

John S. Weinberg Managing Director	The Goldman Sachs Group, Inc.	Vice Chairman
Lloyd C. Blankfein Managing Director	The Goldman Sachs Group, Inc.	Chairman, Chief Executive Officer and Director
	Goldman, Sachs & Co.	Managing Director

Board Approval of the Sub-Advisory Agreement

At the November 2009 meeting, the Board of Directors of the Fund met for the specific purpose of considering the approval of a sub-advisory agreement for the Mid Cap Opportunity Portfolio with a new Sub-Adviser. A representative of the Adviser reminded the Directors that at the August meeting they had asked the Adviser to make a recommendation of a successor Sub-Adviser for the Portfolio, and indicated that the Adviser was recommending that GSAM be the replacement. He then referred the Directors to a spreadsheet comparing the composite returns through June 30, 2009 for a number of potential sub-advisers for the Portfolio, noting that GSAM’s composite returns and ranking as compared to the other potential sub-advisers made it the clear best choice to be the Sub-Adviser for the Portfolio. He pointed out that a copy of the proposed Sub-Advisory Agreement was included in the Board materials, noting that it reflected no changes in the fees payable to the Sub-Adviser.

He then introduced representatives of GSAM, who distributed background information regarding the firm and its investment team, as well as a description of its strategy for mid cap growth investing and information comparing the returns of its mid cap growth composite to the returns of the Russell Mid Cap Growth Index for the 1-year, 3-year, 5-year, 10-year and since inception (6/1/99) periods ended October 31, 2009. One of the representatives, a senior client portfolio manager for GSAM’s growth equity team, described the firm’s growth investment philosophy and strategy, its portfolio construction process and its approach to risk management. He then reviewed the firm’s composite performance as compared to the Russell Mid Cap Growth Index with the Directors. The Directors noted that the GSAM composite had outperformed the Index for all periods, ranging from 316 basis points in outperformance for the trailing 5-year period to 1,058 basis points for the year-to-date period ended October 31, 2009.

The Fund’s CCO then reported that he had reviewed the compliance policies and procedures of GSAM as they would relate to the Portfolio and reported that, based on his review and certifications received from GSAM, he believes that the policies and procedures of GSAM are reasonably designed to prevent violations of the federal securities laws. He also reported that based on his review of GSAM’s Code of Ethics, he believes that GSAM has established a Code of Ethics containing provisions reasonably necessary to prevent its access persons from engaging in prohibited activities.

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After discussion, the Directors indicated that they were very impressed by the performance and presentation of GSAM, noting in particular that GSAM’s composite performance relative to the Russell Mid Cap Growth Index and relative to other potential sub-advisers made it the obvious choice. They also noted that the new Sub-Advisory Agreement would be the same in all material respects as the existing Sub-Advisory Agreement and that the advisory and sub-advisory fees, including breakpoints, would remain the same. In unanimously determining to approve the proposed new Sub-Advisory Agreement, the Directors concluded that the terms of the Agreement were fair and reasonable and that approval was in the best interests of the Portfolio and its shareholders. They made the approval effective January 1, 2010, or such other day as may be mutually agreed upon by the Fund and GSAM.

Other Information

The Adviser, Administrator and Underwriter.  The Adviser serves as investment adviser for the Fund and all of its portfolios and for The Dow® Target Variable Fund LLC and all of its portfolios. The Adviser is wholly-owned by The Ohio National Life Insurance Company (“ONLIC”), which serves as the principal administrator for the Fund. Ohio National Equities, Inc. (“ONEQ”), which is a wholly-owned subsidiary of ONLIC, is the Fund’s underwriter. The Adviser, ONLIC and ONEQ are located at One Financial Way, Montgomery, Ohio 45242. John J. Palmer, President, Chairman and Director of the Fund, is a Director of the Adviser. Christopher A. Carlson, Vice President of the Fund, is the President and a Director of the Adviser. Thomas A. Barefield, Vice President of the Fund, is a Director of the Adviser.

Annual and Semi-Annual Reports.  The Fund has previously sent its most recent Annual Report and Semi-Annual Report to its shareholders. Copies of them are available, without charge, by writing to the Fund at One Financial Way, Montgomery, Ohio 45242 or by calling 1-877-665-6642.

Outstanding Shares.  The Portfolio has one class of shares, 100% of which is owned of record by ONLIC, Ohio National Life Assurance Corporation (“ONLAC”) (together with ONLIC called “Ohio National”) and National Security Life and Annuity Company (“National Security”). The address of Ohio National and National Security is One Financial Way, Montgomery, Ohio 45242. As of December 31, 2009, there were 4,121,406 shares issued and outstanding. ONLIC owned 86.62% of these shares; ONLAC owned 12.73% and NSLAC owned 0.65%. These shares were allocated to Ohio National and National Security’s separate accounts as follows:

Separate Account	Shares	Percent of Class

Ohio National Variable Account A	2,486,521	60.33%
Ohio National Variable Account B	108,241	2.63%
Ohio National Variable Account C	925,417	22.45%
Ohio National Variable Account D	49,643	1.20%
Ohio National Variable Account R	524,719	12.73%
National Security Variable Account N	26,865	0.65%

None of the Directors directly owns shares of the Fund. Only one director, John J. Palmer, owns variable contracts that entitle him to give voting instructions to the Fund. As of December 31, 2009, the Directors as a group owned variable contracts that entitled them to give voting instructions with respect to less than 1% of the outstanding shares of the Portfolio.

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Appendix A

SUB-ADVISORY AGREEMENT

This Agreement is made as of the 16th day of December, 2009, by and between Ohio National Investments, Inc., an Ohio corporation (the “Adviser”), and Goldman Sachs Asset Management, L.P., a Delaware limited partnership (the “Sub-Adviser”).

WHEREAS, Ohio National Fund, Inc. (the “Fund”), is a Maryland corporation that is registered under the Investment Company Act of 1940, as amended, (together with the regulations promulgated pursuant thereto, the “1940 Act”); and

WHEREAS, the Adviser is a registered investment adviser under the Investment Advisers Act of 1940, as amended, (together with the regulations promulgated pursuant thereto, the “Advisers Act”); and

WHEREAS, the Adviser has been appointed by the Board of Directors of the Fund as investment adviser to the Fund in accordance with the 1940 Act and the Advisers Act; and

WHEREAS, the Sub-Adviser is registered as an investment adviser under the Advisers Act and engages in the business of providing investment advisory services; and

WHEREAS, the Fund has authorized the Adviser to appoint the Sub-Adviser, subject to the requirements of the 1940 Act and the Advisers Act, as a sub-adviser with respect to those portions of the assets of the Fund designated as the Mid Cap Opportunity Portfolio of the Fund on the terms and conditions set forth below;

NOW, THEREFORE, IT IS HEREBY AGREED as follows:

Section 1.  Investment Advisory Services

(a) The Adviser hereby retains the Sub-Adviser, and the Sub-Adviser hereby accepts engagement by the Adviser, to supervise and manage on a fully-discretionary basis, subject to the supervision of the Board of Directors of the Fund and the Adviser, the cash, securities and other assets of the Mid Cap Opportunity Portfolio that the Adviser shall from time to time place under the supervision of the Sub-Adviser (such cash, securities and other assets initially and as same shall thereafter be increased or decreased by the investment performance thereof and by additions thereto and withdrawals therefrom by the Adviser shall hereinafter be referred to as the “Portfolio”).

In performing its obligations under this Agreement, the Sub-Adviser may delegate any or all of its discretionary investment, advisory and other rights, powers and functions hereunder to any affiliate adviser or participating affiliate, with the consent of the Adviser and the Fund, which shall not be unreasonably withheld, provided that the Sub-Adviser shall always remain liable to the Adviser and Fund for its obligations hereunder.

(b) All activities by the Sub-Adviser on behalf of the Adviser and the Portfolio shall be in accordance with the investment objectives, policies and restrictions set forth in the 1940 Act and in the Fund’s prospectus and statement of additional information, as amended from time to time (together, the “Prospectus”) and as interpreted from time to time by the Board of Directors of the Fund and by the Adviser and disclosed to the Sub-Adviser. All activities of the Sub-Adviser on behalf of the Adviser and the Portfolio shall also be subject to the due diligence oversight and direction of the Adviser.

(c) Subject to the supervision of the Adviser, the Sub-Adviser shall have the sole and exclusive responsibility to select members of securities exchanges, brokers, dealers and futures commission merchants for the execution of transactions of the Portfolio and, when applicable, shall negotiate commissions in connection therewith. All such selections shall be made in accordance with the Fund’s policies and restrictions regarding brokerage allocation set forth in the Prospectus.

(d) In carrying out its obligations to manage the investments and reinvestments of the assets of the Portfolio, the Sub-Adviser shall:

(1) formulate and implement a continuous investment program for the Portfolio consistent with the investment objectives and related investment policies and restrictions for the Portfolio as set forth in the Prospectus; and

(2) take such steps as are necessary to implement the aforementioned investment program by placing orders for the purchase and sale of securities or other investments.

(e) In connection with the purchase and sale of securities of the Portfolio, the Sub-Adviser shall arrange for the transmission to the Adviser and the Portfolio’s custodian on a daily basis such confirmation, trade tickets and other documents as may be necessary to enable them to perform their administrative responsibilities with respect to the Portfolio. With respect to Portfolio securities to be purchased or sold through the Depository Trust Company, the Sub-Adviser shall arrange for the automatic transmission of the I.D. confirmation of the trade to the Portfolio’s custodian.

(f) In connection with the placement of orders for the execution of the Portfolio’s securities transactions, the Sub-Adviser shall create and maintain all necessary records of the Portfolio as are required of an investment adviser of a registered investment company including, but not limited to, records required by the 1940 Act and the Advisers Act. All such records pertaining to the Portfolio shall be the property of the Fund and shall be available for inspection and use by the Securities and Exchange Commission, any other regulatory authority having jurisdiction, the Fund, the Adviser or any person retained by the Fund or the Adviser. Where applicable, such records shall be maintained by the Sub-Adviser for the period and in the place required by Rule 31a-2 under the 1940 Act.

(g) The Sub-Adviser shall render such reports to the Adviser and/or to the Board of Directors of the Fund concerning the investment activity and composition of the Portfolio in such form and at such intervals as the Adviser or the Board may from time to time reasonably require.

(h) In acting under this Agreement, the Sub-Adviser shall be an independent contractor and not an agent of the Adviser or the Fund.

(i) Sub-Adviser agrees that, in executing portfolio transactions and selecting brokers or dealers, if any, it shall use its best efforts to seek on behalf of the Fund the best overall terms available. In assessing the best overall terms available for any transaction, Sub-Adviser shall consider all factors it deems relevant, including the breadth of the market in and the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, with respect to the specific transaction and on a continuing basis. In evaluating the best overall terms available, and in selecting the broker or dealer, if any, to execute a particular transaction, Sub-Adviser may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the 1934 Act provided to Sub-Adviser with respect to the Portfolio and/or other accounts over which Sub-Adviser exercises investment discretion. Sub-Adviser may, in its discretion, agree to pay a broker or dealer that furnishes such brokerage or research services a higher commission than that which might have been charged by another broker-dealer for effecting the same transactions, if Sub-Adviser determines in good faith that such commission is reasonable in relation to the brokerage and research services provided by the broker or dealer, viewed in terms of either that particular transaction or the overall responsibilities of Sub-Adviser with respect to the accounts as to which it exercises investment discretion (as such term is defined under Section 3(a)(35) of the 1934 Act). Sub-adviser shall, upon reasonable request from Adviser, provide such periodic and special reports describing any such brokerage and research services received and the incremental commissions, net price or other consideration to which they relate.

(j) In no instance will portfolio securities be purchased from or sold to Sub-Adviser, or any affiliated person thereof, except in accordance with the federal securities laws and the rules and regulations thereunder. Consistent with the foregoing, Sub-Adviser is hereby authorized to execute, clear and settle transactions for the Fund with or through any broker-dealer affiliated with Sub-Adviser as Sub-Adviser in its sole discretion may determine, and may execute, clear and settle transactions in which the Sub-Adviser and its affiliates and personnel have interests, subject to: (a) the requirement that Sub-Adviser seek to obtain best execution as set forth above; (b) compliance with procedures adopted by the Fund pursuant to Rule 17e-1, Rule 10f-3 and Rule 17a-7 under the 1940 Act provided that Adviser has indicated to Sub-Adviser all of its affiliates governed by these procedures, except for affiliates of Sub-Adviser; (c) the provisions of the Advisers Act; (d) the provisions of the Securities Exchange Act of 1934 Act; and (e) other applicable provisions of law.

(k) Sub-Adviser may buy securities for the Fund at the same time it is selling such securities for another client account and may sell securities for the Fund at the time it is buying such securities for another client account. In such cases, subject to applicable legal and regulatory requirements, and in compliance with such procedures of the Fund as may be in effect from time to time and provided to Sub-Adviser in writing, Sub-Adviser may effectuate agency or other cross transactions (collectively, “Cross Transactions”) under the provisions of Rule 17a-7 of the 1940 Act between the Fund and such other account if it deems this to be advantageous. Cross Transactions are inter-account transactions that may be effected by the Sub-Adviser or its affiliates acting for both the Fund and the counterparty to the transaction. Cross Transactions enable the Sub-Adviser to purchase or sell a block of securities for the Fund at a set price and possibly avoid an unfavorable price movement that may be created through entrance into the market with such purchase or sell order. The Sub-Adviser believes that such transactions can provide meaningful benefits for its clients. However, the Fund and the Adviser should note that the Sub-Adviser has a potentially conflicting division of loyalties and responsibilities regarding both parties to Cross Transactions and that the Sub-Adviser, or any of its affiliates if acting as broker may receive commissions from both parties to such transactions. The Adviser understands that its authority to the Sub-Adviser to execute Cross transactions for the Fund is terminable at will without penalty, effective upon receipt by the Sub-Adviser of written notice from the Adviser, and that the failure to terminate such authorization will result in its continuation.

Section 2.  Expenses

(a) The Sub-Adviser shall assume and pay all of its own costs and expenses, including those for furnishing such office space, office equipment, office personnel and office services as the Sub-Adviser may require in the performance of its duties under this Agreement.

(b) The Fund shall bear all expenses of the Portfolio’s organization and registration, and the Fund and Adviser shall bear all of their respective expenses of their operations and businesses not expressly assumed or agreed to be paid by the Sub-Adviser under this Agreement. In particular, but without limiting the generality of the foregoing, the Fund shall pay any fees due to the Adviser, all interest, taxes, governmental charges or duties, fees, brokerage and commissions of every kind arising hereunder or in connection herewith, expenses of transactions with shareholders of the Portfolio, expenses of offering interests in the Portfolio for sale, insurance, association membership dues, all charges of custodians (including fees as custodian and for keeping books, performing portfolio valuations and rendering other services to the Fund), independent auditors and legal counsel, expenses of preparing, printing and distributing all prospectuses, proxy material, reports and notices to shareholders of the Fund, and all other costs incident to the Portfolio’s existence.

Section 3.  Use of Services of Others

The Sub-Adviser may (at its expense except as set forth in Section 2 hereof) employ, retain or otherwise avail itself of the services or facilities of other persons or organizations for the purpose of providing the Sub-Adviser with such statistical or factual information, such advice regarding economic factors and trends or such other information, advice or assistance as the Sub-Adviser may deem necessary, appropriate or convenient for the discharge of the Sub-Adviser’s obligations hereunder or otherwise helpful to the Fund and the Portfolio.

Section 4.  Sub-Advisory Fees

In consideration of the Sub-Adviser’s services to the Fund hereunder, the Sub-Adviser shall be entitled to sub-advisory fees set forth on the Fee Schedule attached hereto as Exhibit A (the “Sub-Advisory Fees”). The Sub-Advisory Fees shall be accrued for each calendar day and the sum of the daily Sub-Advisory Fees accruals shall be paid monthly to the Sub-Adviser on or before the fifth business day of the next succeeding month. The daily fee accruals will be computed on the basis of the valuations of the total net assets of the Portfolio as of the close of business each day. The Sub-Advisory Fees shall be payable solely by the Adviser, and the Fund shall not be liable to the Sub-Adviser for any unpaid Sub-Advisory Fees. If this Agreement becomes effective or terminates before the end of any month, the investment management fee for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proration which such period bears to the full month in which such effectiveness or termination occurs.

Section 5.  Limitation of Liability of Sub-Adviser

(a) The Sub-Adviser shall be liable for losses resulting from its own acts or omissions caused by the Sub-Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder or its reckless disregard of its duties under this Agreement, and nothing herein shall protect the Sub-Adviser against any such liability to the shareholders of the Fund or to the Adviser. The Sub-Adviser shall not be liable to the Fund or to any shareholder of the Fund or to the Adviser for any claim or loss arising out of any investment or other act or omission in the performance of the Sub-Adviser’s duties under this Agreement, or for any loss or damage resulting from the imposition by any government of exchange control restrictions which might affect the liquidity of the Fund’s assets maintained with custodians or securities depositories in foreign countries, or from any political acts of any foreign governments to which such assets might be exposed, or for any tax of any kind (other than taxes on the Sub-Adviser’s income), including without limitation any statutory, governmental, state, provincial, regional, local or municipal imposition, duty, contribution or levy imposed by any government or governmental agency upon or with respect to such assets or income earned with respect thereto (collectively “Taxation”). Notwithstanding the foregoing sentence, the Sub-Adviser shall be liable for taxes or tax penalties incurred by the Portfolio, or by any legal or beneficial owner of the Fund’s shares solely attributable to the Portfolio, for failure of the Portfolio to qualify as a regulated investment company under Subchapter M, of the Internal Revenue Code of 1986, as amended, or to meet the diversification requirements of Treasury Regulations Section 1.817- 5(b), as a result of the Sub-Adviser’s management of the Portfolio. For clarity, the Sub-Adviser shall not be liable for other taxes or penalties incurred by the Fund or its shareholders that are not attributable to the Sub-Adviser’s management of the Portfolio.

Furthermore, in the event of any violation of the diversification requirements of Treasury Regulations Section 1.817-5(b) by the Portfolio, the Adviser will use its best efforts to requalify each contract issued by the Adviser with an interest in the Portfolio under Treasury Regulations Section 1.817-5(a)(2) (a “Requalification”). The Adviser agrees that it shall not agree to any final determination with the IRS relating to a Requalification without the Sub-Adviser’s prior written consent, which consent shall not be unreasonably withheld. The Adviser may at any time agree to such a final determination without the Sub-Adviser’s consent, provided, however, that if the Sub-Adviser’s consent has been reasonably withheld, the Sub-Adviser shall have no liability with respect to such final determination. If the Adviser fails to use its best efforts to requalify each contract issued by the Adviser with an interest in the Portfolio as described above, or is unable to requalify such contracts for reasons unrelated to the Sub-Adviser’s obligations under this Agreement, the Sub-Adviser shall have no liability under this Section.

(b) In the event the Sub-Adviser is assessed any Taxation in respect of the assets, income or activities of the Portfolio, the Adviser and the Fund jointly will indemnify the Sub-Adviser for all such amounts wherever imposed, together with all penalties, charges, costs and interest relating thereto and all expenditures, including reasonable attorney’s fees, incurred by the Sub-Adviser in connection with the defense or settlement of any such assessment. The Sub-Adviser shall undertake and control the defense or settlement of any such assessment, including the selection of counsel or other professional advisers, provided that the selection of such counsel and advisers and the settlement of any assessment shall be subject to the approval of the Adviser and the Fund, which approvals shall not be unreasonably withheld. The Adviser and the Fund shall have the right to retain separate counsel and assume the defense or settlement on behalf of the Adviser and the Fund, as the case may be, of any such assessment if representation of the Adviser and the Fund by counsel selected by the Sub-Adviser would be inappropriate due to actual or potential conflicts of interest.

Section 6.  Services to Other Clients and the Fund

(a) Subject to compliance with the 1940 Act, nothing contained in this Agreement shall be deemed to prohibit the Sub-Adviser or any of its affiliated persons from acting, and being separately compensated for acting, in one or more capacities on behalf of the Fund. The Adviser and the Fund understand that the Sub-Adviser may act as investment manager or in other capacities on behalf of other customers including entities registered under the 1940 Act.

(b) While information, recommendations and actions which the Sub-Adviser supplies to and does on behalf of the Portfolio shall in the Sub-Adviser’s judgment be appropriate under the circumstances in light of the investment objectives and policies of the Fund, as set forth in the Prospectus delivered to the Sub-Adviser from time to time, it is understood and agreed that they may be different from the information, recommendations and actions the Sub-Adviser or its affiliated persons supply to or do on behalf of other clients. The Sub-Adviser and its affiliated persons shall supply information, recommendations and any other services to the Portfolio and to any other client in an impartial and fair manner in order to seek good results for all clients involved. As used herein, the term “affiliated person” shall have the meaning assigned to it in the 1940 Act.

(c) On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Portfolio as well as other customers, the Sub-Adviser may, to the extent permitted by applicable law, aggregate the securities to be so sold or purchased in order to obtain the best execution or lower brokerage commissions, if any. The Sub-Adviser may also on occasion purchase or sell a particular security for one or more customers in different amounts. On either occasion, and to the extent permitted by applicable law and regulations, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other customers.

(d) The Sub-Adviser agrees to use the same skill and care in providing services to the Fund as it uses in providing services to other similar accounts for which it has investment responsibility. The Sub-Adviser will conform with all applicable rules and regulations of the Securities and Exchange Commission.

Section 7.  Reports to the Sub-Adviser

The Adviser shall furnish to the Sub-Adviser the Prospectus, proxy statements, reports and other information relating to the business and affairs of the Fund as the Sub-Adviser may, at any time or from time to time, reasonably require in order to discharge the Sub-Adviser’s duties under this Agreement.

Section 8.  Proxies

The Adviser shall vote proxies for securities held by the Fund in accordance with the Adviser’s policies for proxy voting. The Adviser agrees it shall provide the Sub-Adviser a copy of the Adviser’s policies upon written request.

Section 9.  Term of Agreement

Provided that this Agreement shall have first been approved by the Board of Directors of the Fund, including a majority of the members thereof who are not interested persons (as defined in the 1940 Act) of either party, by a vote cast in person at a meeting called for the purpose of voting such approval, then this Agreement shall be effective on the date hereof. This Agreement shall continue in effect from year to year, subject to approval annually by the Board of Directors of the Fund or by vote of a majority of the voting securities of the Portfolio and also, in either event, by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Directors of the Fund who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such person.

Section 9.  Termination of Agreement; Assignment

(a) This Agreement may be terminated by either party hereto without the payment of any penalty, upon 90 days’ prior notice in writing to the other party and to the Fund, or upon 60 days’ written notice by the Fund to the two parties; provided, that in the case of termination by the Fund such action shall have been authorized by resolution of a majority of the Board of Directors of the Fund or by vote of a majority of the voting securities of any Portfolio. In addition, this Agreement shall terminate upon the later of (1) the termination of the Adviser’s agreement to provide investment advisory services to the Fund or (2) notice to the Sub-Adviser that the Adviser’s agreement to provide investment advisory services to the Fund has terminated.

(b) This Agreement shall automatically terminate in the event of its assignment (as defined in the 1940 Act).

(c) Termination of this Agreement for any reason shall not affect rights of the parties that have accrued prior thereto.

Section 10.  Amendments, Waivers, etc.

Provisions of this Agreement may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. This Agreement (including any exhibits hereto) may be amended at any time by written mutual consent of the parties, subject to the requirements of the 1940 Act and rules and regulations promulgated and orders granted thereunder.

Section 11.  Use of Goldman Sachs Name

It is understood that the trademark, trade device, service mark, symbol or logo associated with “Goldman, Sachs & Co.” or “Goldman Sachs” or any derivative thereof, are the valuable property of the Sub-Adviser or its affiliates and that the Adviser has the right to use such trademarks (or derivative or logo) in offering materials or promotional or sales-related materials of the Fund, with prior approval of the Sub-Adviser for each distinctly unique use. Such approval not to be unreasonably withheld, and for so long as the Sub-Adviser is a sub-adviser of the Fund. Notwithstanding the foregoing, the Sub-Adviser’s approval is not required when (i) previously approved materials are re-issued with minor modifications, (ii) the Adviser and Sub-Adviser identify materials which they jointly determine do not require the Sub-Adviser’s approval and (iii) used as required to be disclosed in the registration statement of the Fund. Upon termination of this Agreement, the Fund and the Adviser shall forthwith cease to use such name (or derivative or logo), although the Adviser may continue to use such name (or derivative or logo) as permitted by other then current sub-advisory agreements in which the Adviser and Sub-Adviser have executed.

Section 11.  Notices

(a) The Sub-Adviser agrees to promptly notify the Adviser of the occurrence of any of the following events: (1) any change in the Portfolio’s named portfolio manager; (2) the Sub-Adviser fails to be registered as an investment adviser under the Advisers Act or under the laws of any jurisdiction in which the Sub-Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement; (3) the Sub-Adviser is the subject of any action, suit, proceeding, inquiry or investigation at law or in equity, before or by any court, public board or body, involving the affairs of the Portfolio; or (4) any change in control of the Sub-Adviser.

(b) Any notice given hereunder shall be in writing and may be served by being sent by telex, facsimile or other electronic transmission or sent by registered mail or by courier to the address set forth below for the party for which it is intended. A notice served by mail shall be deemed to have been served seven days after mailing and in the case of telex, facsimile or other electronic transmission twelve hours after dispatch thereof. Addresses for notice may be changed by written notice to the other party.

If to the Adviser:

Ohio National Investments, Inc.
P.O. Box 237
Cincinnati, Ohio 45201
Fax No. (513) 794-4507

With a copy to:

Christopher A. Carlson, President
Ohio National Investments, Inc.
P.O. Box 237
Cincinnati, Ohio 45201

If to the Sub-Adviser:

Scott E. Kilgallen
Goldman Sachs Asset Management, L.P.
200 West Street
New York, NY 10282-2198

Section 12.  Governing Law

This Agreement shall be governed by and subject to the requirements of the laws of the State of New York without reference to the choice of law provisions thereof.

Section 13.  Applicable Provisions of Law

The Agreement shall be subject to all applicable provisions of law, including, without limitation, the applicable provisions of the 1940 Act, and to the extent that any provisions herein contained conflict with any such applicable provisions of law, the latter shall control.

Section 14.  Counterparts

This Agreement may be entered into in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the day and year first above written.

Ohio National Investments, Inc.

By:	/s/ Christopher A. Carlson
Christopher A. Carlson, President

Goldman Sachs Asset Management, L.P.

By:	/s/ Scott E. Kilgallen
Scott E. Kilgallen, Managing Director

Accepted and Agreed:

Ohio National Fund, Inc.

By:	/s/ John J. Palmer
John J. Palmer, President

Sub Advisory Mid Cap Opportunity

Exhibit A
Fee Schedule
Ohio National Fund, Inc.

The schedule below defines the Sub-Advisory fees to be paid to the Sub-Adviser.

1. Sub-Advisory Fee will be calculated monthly in arrears for each calendar month and payable by electronic method in USD within the 5th business day following the end of each month.

2. Sub-Advisory Fee will be calculated and paid by the Adviser and the Sub-Adviser will not be required to send an invoice to the Adviser.

3. Annual Sub-Advisory Fee Rate:

Annual
Daily Account Valuation	Sub-Advisory Fee Rate

First USD 100 million	60 bps, (0.60)%
Next USD 100 million	55 bps, (0.55)%
Balance above USD 200 million	50 bps, (0.50)%

4. Sub-Advisory Fee will be rounded to the nearest USD.

5. Sub-Advisory Fee will be prorated as appropriate for the initial calendar month and upon termination.

6. Monthly Sub-Advisory Fee will be the sum of the daily fee, which will be computed using the formula: Daily Account Valuation * Annual Sub-Advisory Fee Rate * ( 1/the number of days in the year).

7. All fees are stated exclusive of any value added or similar taxes which, if chargeable, shall be payable by the Adviser.